Exhibit 21     SUBSIDIARIES OF THE REGISTRANT MONARCH SERVICES, INC.


                                                                 Percent
                                      Jurisdiction              of Voting
                                        in Which                Securities
Name of Corporation                   Incorporated                 Owned
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Girls' Life, Inc.                        Maryland                   100%

Broken Windows, Inc.                     Maryland                   100%

Peerce's Plantation GL, LLC              Maryland                   100%

Girl's Life Plantation Restaurant, LLC   Maryland                   100%

Girl's Life Plantation Mansion, LLC      Maryland                   100%

Girl's Life Plantation Parcel, LLC       Maryland                   100%

Creampuffs, Inc.                         Maryland                   100%



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